Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Settlement Agreement” or the “Agreement”) is executed and effective as of March 29, 2016 (the “Effective Date”) and entered into by and between PEDEVCO Corp. (“PEDEVCO”), Red Hawk Petroleum, LLC (“Red Hawk”), a wholly-owned subsidiary of PEDEVCO (Red Hawk and PEDEVCO are collectively referred to herein as the “Company”), Dome Energy AB, a Swedish corporation (“Dome”), Dome Energy, Inc., a Texas corporation and wholly-owned subsidiary of Dome (“Dome US”), and VistaTex Energy LLC, a wholly-owned direct subsidiary of Dome US (“VistaTex”, and together with Dome and Dome US, “Dome Energy”). This Agreement is made in consideration of the following facts:

WHEREAS, PEDEVCO, Dome and Dome US are parties to that certain Agreement and Plan of Reorganization, dated May 21, 2015, as amended (the “Dome Merger Agreement”), which contemplated the business combination of PEDEVCO and Dome US (the “Dome Merger”);

WHEREAS, on March 24, 2015, Red Hawk and Dome entered into that certain Service Agreement (the “Service Agreement”), pursuant to which Red Hawk agreed to provide certain human resource augmentation and accounting services to Dome as set forth therein;

WHEREAS, the Company and Dome Energy are parties to that certain Letter Agreement, dated November 19, 2015 (the “Letter Agreement”), which provides for the assignment of certain wellbore interests (the “Wellbores”), and related drilling, completion and operational costs and expenses incurred with respect to the same, to Dome by Red Hawk (the “Prior Assignment”), which Assignment was effective November 18, 2015 and recorded with the Weld County, Colorado Clerk and Recorder (document #4162892);

WHEREAS, to induce the Company to enter into the Letter Agreement and effect the Assignment, PEDEVCO and Dome entered into that certain Escrow Agreement, dated November 19, 2015 (the “Escrow Agreement”), with Lepera + Associates, PC as “Escrow Agent” thereunder, pursuant to which Dome wired the amount of $250,000 to the Escrow Agent which is currently being held in escrow (the “Escrow”);

WHEREAS, pursuant to the Assignment and the Letter Agreement, Dome is responsible for paying all drilling, completion, and operational costs and expenses with respect to the Wellbores directly to Bonanza Creek Energy, Inc. (the “Operator”), the operator of the wells subject to the Wellbores, which amount due and outstanding as indicated on the original AFEs provided by the Operator is approximately $6.652 million;

WHEREAS, on December 29, 2015, PEDEVCO notified Dome and Dome Energy that it terminated the Dome Merger and the transactions subject to the Dome Merger Agreement;

WHEREAS, for prior services rendered by Red Hawk to Dome under the Service Agreement, Red Hawk claims that Dome currently owes Red Hawk the amount of $155,980.15 (the “Services Amount Due”), which amount Dome disputes;

Settlement Agreement

WHEREAS, pursuant to the Escrow Agreement, PEDEVCO claims that it is currently entitled to payment in full of the $250,000 held in Escrow due to the termination of the Dome Merger;

WHEREAS, Dome Energy desires to rescind the Prior Assignment, void ab initio the Prior Assignment, and reconvey the Wellbores, and related drilling, completion and operational costs and expenses incurred with respect to the same, which were assigned to Dome by Red Hawk pursuant to the Assignment, back in full to Red Hawk (the “Reconveyance”);

WHEREAS, Dome Energy and the Company desire to settle and resolve all matters related to the Dome Merger Agreement, Assignment and Letter Agreement, Escrow Agreement and Services Agreement through (i) Red Hawk accepting the Reconveyance from Dome, with Red Hawk becoming responsible in full for all drilling, completion and operational costs and expenses incurred or to be incurred with respect to the Wellbores, and entitled to all related revenues, received or to be received by Dome Energy with respect to the Wellbores from initial production thereof, (ii) Red Hawk forgiving the Services Amount Due in full, (iii) Dome and PEDEVCO agreeing to release the full $250,000 held in Escrow to PEDEVCO, (iv) Dome paying to Red Hawk the amount of $50,000 in full satisfaction of any amounts due and owing under the Service Agreement, and (v) Dome Energy and the Company mutually releasing each other, and their respective affiliates, from all liability related to the Dome Merger Agreement, Letter Agreement, Assignment, Reconveyance, Service Agreement, Escrow Agreement (collectively, the “Agreements”), and related matters;

WHEREAS, Dome Energy and the Company now desire to enter into this Settlement Agreement as a final and complete resolution of any existing or potential disputes, claims, causes of action or demands in connection with the Agreements and all matters related thereto, and to provide for the Reconveyance, payment by Dome Energy to Red Hawk of $50,000 in exchange for forgiveness of any remaining Services Amount Due, and the release of Escrow as described herein.

NOW, THEREFORE, for and in consideration of the mutual benefits of the parties set forth herein (the “Parties”), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1. Reconveyance of Interests.

1.1. Reconveyance Assignment.  Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, effective as of Reconveyance Effective Time (as defined herein), Dome hereby conveys, assigns, transfers and delivers to Red Hawk all the “Interests” originally assigned by Red Hawk to Dome pursuant to the Prior Assignment, and Red Hawk accepts the same, as is and without warranty, except as expressly provided herein.  On the Effective Date, Dome shall execute, acknowledge and deliver (A) the Assignment in the form attached as Exhibit A hereto assigning the “Interests” described therein to Red Hawk as of the Reconveyance Effective Time (the “Reconveyance Assignment”), and (B) the Letter in Lieu in the form attached as Exhibit B hereto notifying the Operator of the Reconveyance (the “Letter in Lieu”).

1.2. Prior Assignment Void.  Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, effective as of Reconveyance Effective Time and the consummation of the Reconveyance Assignment, the parties agree and acknowledge that the Prior Assignment is rescinded and void ab initio.

1.3. Revenues and Expenses. Dome and Red Hawk agree and acknowledge that upon the Effective Date, and subject to the effectiveness and recordation of the Reconveyance Assignment, (i) Red Hawk shall be entitled to any and all revenues arising with respect to the “Interests” assigned to Red Hawk under the Reconveyance Assignment, from initial production therefrom, including any and all revenues which the Operator may have paid directly to Dome Energy or that may be paid by the Operator to Dome Energy on or following the Reconveyance, which amounts Dome Energy shall pay to Red Hawk as a condition to closing (if any such amounts were received by Dome Energy on or prior to the Effective Date) and within three (3) business days of receipt of the same if received by Dome Energy following the Effective Date, and (ii) Red Hawk shall be solely responsible and liable for its proportionate share of drilling, completion and operating expenses invoiced or to be invoiced by the Operator that are attributable to such “Interests”, and, subject to the terms and conditions of this Agreement, the Company agrees to indemnify Dome Energy and hold Dome Energy harmless from any and all such costs or any other cost, liabilities, losses or obligations arising from or associated with the Wellbores or the Interests that may be claimed by the Operator or its affiliates.

1.4. Definitions.

(a) “Interests” shall mean the “Interests” as defined in the Assignment.

(b) “Reconveyance Effective Time” shall mean November 18, 2015, at 12:02 a.m., Mountain Time, immediately following to the effective time of the Prior Assignment.

2. Termination of Service Agreement, Payment of $50,000 by Dome, and Forgiveness of Remaining Services Amount Due.  Each of the parties agree and acknowledge that the Service Agreement is hereby terminated and cancelled, with termination deemed effective December 21, 2015.  Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, and further subject to the delivery by Dome of its signature to the Escrow Release (as defined below) to the Escrow Agent (defined below) and Letter in Lieu on the Closing Date and promise by Dome to pay the amount of $50,000 to Red Hawk (the “Settlement Payment”) on May 2, 2016 (the “Settlement Payment Due Date”), each of the Parties agree that except for the Settlement Payment due on the Settlement Payment Due Date, (i) there are no further obligations, duties, covenants or amounts due or owing under the Service Agreement between the Company or any affiliate thereof, on the one hand, and Dome Energy or any affiliate thereof on the other hand, whether evidenced in writing or not, or recorded on balance sheet or not, and each Party fullly releases and discharges any claim whatsoever with respect to any such obligation, duty, covenant or amount, including, specifically, the Services Amount Due (the “Services Fees Forgiveness”), and (ii) each of the Company and Dome Energy is hereby released from any further obligation under or in connection with the Service Agreement as of the Effective Date.

3. Escrow Release. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date, PEDEVCO and Dome shall execute and deliver to the Escrow Agent the Escrow Release letter in the form attached hereto as Exhibit C (the “Escrow Release”), which Escrow Release shall not be rescinded, withdrawn, or otherwise invalidated by Dome Energy on or following the Closing Date.

4. Confirmation of Amounts Due.   On the Closing Date and upon the entry into the agreements contemplated by this Agreement, after giving effect to the Services Fee Forgiveness and the Escrow Release, each of the Company and Dome Energy agree and acknowledge that no amounts are currently due and owing by (i) PEDEVCO or its affiliated companies to Dome or its affiliated companies, or (ii) Dome or its affiliated companies to PEDEVCO or its affiliated companies, except for (x) revenues, if any, derived from the Interests that have been received by Dome Energy from the Operator or any affiliate thereof on or prior to the Closing Date (which shall be delivered to Red Hawk as a condition to closing hereunder), or received by Dome Energy from the Operator with respect to the Interests on or following the Closing Date (collectively, “Revenue”), all of which Revenue shall be promptly delivered to Red Hawk by Dome Energy within three (3) business days of receipt by Dome Energy, and (y) all drilling, completion and operating expenses invoiced by the Operator that are attributable to the Interests that have been paid prior to the Closing Date by Dome or following the Closing Date by Dome (collectively, “Expenses”), which shall be either paid by Red Hawk to the Operator promptly upon notice thereof received from Dome, or reimbursed to Dome in the event Dome has paid the Operator directly, upon satisfactory evidence thereof provided by Dome to Red Hawk, and (z) the payment by Dome of the Settlement Payment to Red Hawk on or prior to the Settlement Payment Due Date.

5. Mutual Releases; Confirmations.

5.1. Dome Energy’s Release of the Company.  Subject to the terms and provisions contained in this Settlement Agreement, including the continuing indemnification obligations under Section 1.3, Dome Energy (and Dome on behalf of all of its wholly-owned subsidiaries as of the Effective Date) does hereby release, acquit and forever discharge the Company and its predecessors and successors in interest, parents, subsidiaries, affiliates, and assigns; and its past and present officers, directors, managers, shareholders, members, agents, representatives, servants, employees, and attorneys; from every claim, demand or cause of action of whatsoever nature, whether in contract or in tort, whether known or unknown, including negligence and gross negligence claims, arising on or before the Closing Date in connection with any matter whatsoever, but including and not limited to the Dome Merger Agreement and Dome Merger, the Service Agreement, Settlement Payment, Services Amount Due and Services Fee Forgiveness, the Letter Agreement, Prior Assignment and Reconveyance and Reconveyance Assignment, and the Escrow Agreement, Escrow and Escrow Release, but excluding for all purposes Revenue and Expenses that may arise and be allocable under Section 4 above, and except for claims under, and the terms and conditions of, this Agreement.

5.2. The Company’s Release of Dome Energy.  Subject to the terms and provisions contained in this Settlement Agreement, including the continuing obligation of Dome to pay to Red Hawk (A) the Settlement Payment on or prior to the Settlement Payment Due Date and (B) any and all Revenue received by Dome Energy from the Operator with respect to the Interests, which Revenue shall be promptly delivered to Red Hawk by Dome Energy within three (3) business days of receipt by Dome Energy, the Company does hereby release, acquit and forever discharge Dome Energy and Dome Energy’s predecessors and successors in interest, parents, subsidiaries, affiliates, and assigns; and its past and present, officers, directors, agents, representatives, servants, employees, and attorneys; from every claim, demand or cause of action of whatsoever nature, whether in contract or in tort, whether known or unknown, including negligence and gross negligence claims, arising on or before the Closing Date in connection with any matter whatsoever, but including and not limited to the Dome Merger Agreement and Dome Merger, the Service Agreement, Services Amount Due and Services Fee Forgiveness, the Letter Agreement, Prior Assignment and Reconveyance and Reconveyance Assignment, and the Escrow Agreement, Escrow and Escrow Release, but excluding for all purposes Revenue and Expenses that may arise and be allocable under Section 4 above, the obligationof Dome to make the Settlement Payment to Red Hawk on or prior to the Settlement Payment Due Date, and except for claims under, and the terms and conditions of, this Agreement.

5.3. No Prior Assignments or Revenues Received.  The Parties hereto represent that each has not assigned, in whole or in part, any claim, demand and/or causes of action against any other party, or their parents, subsidiaries, affiliates, and assigns; and its past, present, and future officers, directors, managers, shareholders, members, agents, representatives, servants, employees, and attorneys to any person prior to such party’s execution of this Agreement.  Dome Energy further represents and warrants that (i) Dome Energy has not received any Revenues with respect to the Interests, (ii) Dome Energy has not assigned, conveyed or encumbered the Interests, in whole or in part, or granted or created any overriding royalty interests or other burdens with respect to the Interests, in whole or in part, on or following the effective date of the Prior Assignment, and (iii) the Interests being reconveyed to the Company hereunder are the exact same interests originally conveyed to Dome by the Company pursuant to the Prior Assignment, without any additional burdens or encumbrances.

6. Representations and Warranties of the Company.  The Company represents and warrants to Dome Energy as follows:

6.1. Organization, Standing and Power.  Red Hawk is a limited liability company validly existing under the laws of the State of Nevada, and PEDEVCO is a corporation validy existing under the laws of the State of Texas.  Each of PEDEVCO and Red Hawk have the requisite corporate power and authority to execute and deliver, and perform its obligations under, this Settlement Agreement and each of the other Ancillary Documents to which the Company is (or is to be) a party.  For purposes of this Settlement Agreement, “Ancillary Documents” shall mean (a) this Settlement Agreement, (b) the Reconveyance Assignment, (c) the Escrow Release, and (d) all other documents, instruments and certificates delivered pursuant hereto or thereto or in connection herewith or therewith.

6.2. Authority; Binding Agreement.  The execution and delivery by the Company of this Settlement Agreement and each of the other Ancillary Documents to which the Company is (or is to be) a party, the performance by the Company of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of the Company.  Each of the Ancillary Documents to which the Company is (or is to be) a party will be when executed and delivered by the Company the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

6.3. Noncontravention.  Neither the execution and delivery by the Company of the Ancillary Documents to which the Company is (or is to be) a party, nor the performance by the Company of its obligations thereunder will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of (i) any contract, agreement or understanding (“Contracts”) to which the Company is a party or bound or any other obligation of the Company to any Person, or (ii) the certificate of incorporation, by-laws or other organizational documents of the Company, in each case as amended to date, (b) obligate the Company or Dome Energy to pay any compensation to any Person, except as provided for herein, or (c) constitute a violation of any Legal Requirement (as defined below) applicable to the Company, except in the case of clauses (a)(i) and (c), for such conflicts, breaches and violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations as set out in the Ancillary Documents to which it is (or is to be) a party.  For purposes of this Agreement, (a) “Legal Requirements” shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority (as defined herein) and (b) “Affiliate” of any Person means any Person which, directly or indirectly controls or is controlled by that Person, or is under common control with that Person, and “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise. “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, business or statutory trust, trust, union, association, instrumentality, Governmental Authority (as defined below) or other entity, enterprise, authority, or unincorporated entity.

6.4. Consents.  No consent, approval, waiver, notice, order, or authorization of, or registration, qualification, designation, declaration, recording or filing with, any federal, state, local, municipal or foreign governmental authority, quasi-governmental authority (including any trademark registry or office or other governmental agency, commission, public authority, branch, department or official, and any court or other tribunal) or body exercising, or entitled to exercise, any governmentally derived administrative, executive, judicial, legislative, policy, regulatory or taxing authority, or any self-regulatory organization, administrative or regulatory agency, commission, tribunal or authority (each, a “Governmental Authority”) or any other Person is required in connection with the execution and delivery by the Company of the Ancillary Documents to which the Company is (or is to be) a party, the performance by the Company of its obligations thereunder or the consummation by the Company of the transactions contemplated thereby.

6.5. No Actions.  No claim, action, suit, arbitration, inquiry, litigation or investigation or other proceeding is pending or, to the Company’s knowledge, threatened against the Company (a) which questions the validity of the Ancillary Documents to which the Company is (or is to be) a party or the right of the Company to enter into any Ancillary Documents to which it is (or is to be) a party or to perform its obligations thereunder, or (b) which would, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under any of the Ancillary Documents to which the Company is (or is to be) a party.  The Company is not a party to or subject to any writ, order, decree, injunction or judgment of any Governmental Authority that would materially adversely affect the performance by the Company of its obligations under any of the Ancillary Documents to which it is (or is to be) a party.  There is no action or proceeding pending or contemplated to dissolve the Company.  The Company is not insolvent or otherwise unable to pay its debts as they fall due and no proceedings against the Company are pending or, to the best knowledge of the Company, contemplated under applicable bankruptcy, insolvency, reorganization and moratorium laws and principles of equity, affecting enforcement of creditors rights generally.

6.6. Compliance with Laws.  The Company is in compliance with applicable Legal Requirements, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations as set out in the Ancillary Documents to which it is a party, and has not received any allegation to the contrary.

7. Representations and Warranties of Dome Energy.  Dome Energy represents and warrants to the Company as follows:

7.1. Organization, Standing and Power.  Dome is a corporation validly existing under the laws of Sweden, Dome US is a corporation validy existing and in good standing in the State of Texas, and VistaTex is a limited liability company validy existing and in good standing in the State of Texas.  Each of Dome, Dome US and VistaTex have the requisite corporate power and authority to execute and deliver, and perform its obligations under this Settlement Agreement and each of the other Ancillary Documents to which they are (or are to be) a party.

7.2. Authority; Binding Agreement.  The execution and delivery by Dome Energy of this Settlement Agreement and each of the other Ancillary Documents to which Dome Energy is (or is to be) a party, the performance by Dome Energy of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of Dome Energy.  Each of the Ancillary Documents to which Dome Energy is (or is to be) a party will be when executed and delivered by Dome Energy the legal, valid and binding obligations of Dome Energy, enforceable against Dome Energy in accordance with their respective terms.

7.3. Noncontravention.  Neither the execution and delivery by Dome Energy of the Ancillary Documents to which Dome Energy is (or is to be) a party, nor the performance by Dome Energy of its obligations thereunder will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of (i) any Contract to which Dome Energy is a party or bound or any other obligation of Dome Energy to any Person, or (ii) the certificate of incorporation, by-laws or other organizational documents of Dome Energy, in each case as amended to date, (b) obligate the Company or Dome Energy to pay any compensation to any Person, or (c) constitute a violation of any Legal Requirement applicable to Dome Energy, except in the case of clauses 6.3(a)(i) and 6.3(c), for such conflicts, breaches and violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Dome Energy to perform its obligations as set out in the Ancillary Documents to which it is (or is to be) a party.

7.4. Consents.  No consent, approval, waiver, notice, order, or authorization of, or registration, qualification, designation, declaration, recording or filing with, any Governmental Authority or any other Person is required in connection with the execution and delivery by Dome Energy of the Ancillary Documents to which Dome Energy is (or is to be) a party, the performance by Dome Energy of its obligations thereunder or hereunder, or the consummation by Dome Energy of the transactions contemplated thereby, except for the consent of the senior lenders of Dome Energy.

7.5. No Actions.  No claim, action, suit, arbitration, inquiry, litigation or investigation or other proceeding is pending or, to Dome Energy’s knowledge, threatened against Dome Energy (a) which questions the validity of the Ancillary Documents to which Dome Energy is (or is to be) a party or the right of Dome Energy to enter into any Ancillary Documents to which it is (or is to be) a party or to perform its obligations thereunder, or (b) which would, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Dome Energy to perform its obligations under any of the Ancillary Documents to which Dome Energy is (or is to be) a party.  Dome Energy is not a party to or subject to any writ, order, decree, injunction or judgment of any Governmental Authority that would materially adversely affect the performance by Dome Energy of its obligations under any of the Ancillary Documents to which it is (or is to be) a party.  There is no action or proceeding pending or contemplated to dissolve Dome Energy.  Dome Energy is not insolvent or otherwise unable to pay its debts as they fall due and no proceedings against Dome Energy are pending or, to the best knowledge of Dome Energy, contemplated under applicable bankruptcy, insolvency, reorganization and moratorium laws and principles of equity, affecting enforcement of creditors rights generally.

7.6. Compliance with Laws.  Dome Energy is in compliance with applicable Legal Requirements, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Dome Energy to perform its obligations as set out in the Ancillary Documents to which it is a party, and has not received any allegation to the contrary.

8. Cooperation/Further Assurances.  From and after the date hereof, each of the parties hereto hereby agrees:  (a) to cooperate fully with the other party hereto in preparing and filing any notices, applications, reports and other instruments and documents and (b) to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents, which may be required by this Agreement or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, to consummate the transactions contemplated by this Agreement.

9. The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 A.M. (Houston time) at the offices of the Company on the date hereof, or at such other time, place and date as Dome Energy and the Company shall mutually agree in writing.  The date upon which the Closing occurs is referred to herein as the “Closing Date”.

9.1. Conditions Precedent.  The obligation of the parties to consummate the transactions contemplated hereby is subject to the satisfaction or waiver by the parties, on or before the Closing, of the following conditions precedent:

(a) No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority and remain in effect at the Closing Date which prohibits, and no preliminary or permanent injunction or other order shall be pending or threatened which would prohibit, the consummation of the transactions contemplated by the Ancillary Documents or which has or would have the effect of making the transactions contemplated by the Ancillary Documents illegal (each party agreeing to use its commercially reasonable efforts to have any such issued injunction or order lifted).

(b) No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits the consummation of the transactions contemplated by the Ancillary Documents or has the effect of making the transactions contemplated by the Ancillary Documents illegal.

(c) All representations and warranties of each of the Company and Dome Energy contained herein shall be true and correct as of the Closing Date with the same force and effect as if made on such dates, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of such other date.

(d) Each of the Company and Dome Energy shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with prior to the Closing Date.

(e) All consents, approvals and other actions by, all notices to any Person and all notices and filings with all Governmental Authorities that are required to have been obtained, taken or made to consummate the transactions contemplated by this Agreement shall have been obtained, undertaken or made, except for such consents, approvals, notices and filings, the failure to obtain which would not have a material adverse effect on Condor after giving effect to the transactions contemplated hereby.

(f) The Ancillary Documents shall be fully-executed by all parties thereto, and shall be fully binding, valid and enforceable upon and against the parties thereto.

(g) Dome shall have delivered the Escrow Release to the Escrow Agent, fully-executed by Dome.

(h) Dome shall have delivered the Reconveyance Assignment to the Company, fully-excuted by Dome.

(i) Dome shall have delivered the Letter in Lieu to the Company, fully-excuted by Dome.

10. General Provisions.

10.1. Fees and Expenses.  Each party shall bear its own costs, fees and expenses incurred in connection with the transactions contemplated by this Agreement.

10.2. Publicity.  Dome Energy acknowledges that PEDEVCO will be required to file a Form 8-K following the Closing and that the Form 8-K rules require the disclosure of Dome Energy’s name in such Form 8-K, a description of the material terms of the transactions contemplated by this Agreement and the Ancillary Documents, and the filing of this Agreement and material Ancillary Documents as exhibits thereto.

10.3. Notices. Notices and correspondence required hereunder shall be addressed to each Party at the address set forth below and may be revised upon written notice to the other party.  Any communication is given effect hereunder upon delivery by:  (a) hand, with signed receipt; (b) registered or certified mail, return receipt requested, postage pre-paid; or (c) email transmission to the party for which it is intended, with a confirmation of receipt by a delivery confirmation reply.  Date of delivery is determined as follows: (i) hand delivery or registered mail shall be deemed given at the time of delivery, and (ii) email transmission shall be deemed to be given at the time transmission has been confirmed by a delivery confirmation reply; provided, however, that where the time of transmission falls outside the normal business hours of the recipient, delivery shall be deemed to be given at 0900 hours (recipient’s local time) on the next business day at the location of receipt.

If to the Company:	PEDEVCO Corp. 4125 Blackhawk Plaza Circle, Suite 201 Danville, California 94506 Tel: (855) 733-3826 Fax: (925) 403-0703 Attention: General Counsel and Chief Financial Officer

If to Dome Energy:	Dome Energy, Inc. 6363 Woodway, Suite 1025 Houston, Texas 77057 Fax: Attention: Paul Morch, CEO

10.4. Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

10.5. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

10.6. Entire Agreement.  This Agreement and the agreements referred to herein constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

10.7. No Assignment.  This Agreement shall not be assigned by any party hereto, whether by operation of law or otherwise, and any such assignment shall be null and void, unless the non-assigning party consents to such assignment in writing.

10.8. Headings.  Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

10.9. Governing Law; Disputes.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any of the conflicts of law principles that would result in the application of the substantive law of another jurisdiction.  This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.  In the event of any disputes related to this Agreement that the Parties are unable to resolve themselves, (a) the parties agree that the proper forum for such disputes will be the state or federal courts in Harris County, Texas, (b) the Parties hereby submit to the jurisdiction of such courts and waive any claim to transfer jurisdiction; (c) the Parties waive the right to trial by jury for any such dispute and (d) the substantially prevailing Party (as determined by a court of competant jurisdiction in a final, non-appealable ruling) shall recover its court costs, out-of-pocket costs, expert witness fees and attorney’s reasonable fees from the opposing Party or Parties.

10.10. Gender and Number.  Where appropriate, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, the singular number shall be deemed to include the plural, and the plural number shall be deemed to include the singular.

10.11. No Presumption from Drafting. This Agreement has been negotiated at arm’s-length between persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is hereby expressly waived.

10.12. No Admission of Liability.  Each party acknowledges and agrees that this Agreement is a compromise and neither this Agreement, nor any consideration provided pursuant to this Agreement, shall be taken or construed to be an admission or concession by any party of any kind with respect to any fact, liability, or fault except as may be expressly set forth herein.

10.13. Further Assurances. The parties (including, but not limited to the Investors) agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

10.14. Binding Effect. This Agreement shall not be binding on any party unless and until it is executed by all parties, and upon such execution shall be binding on and inure to the benefit of each of the parties and their respective heirs, successors, assigns, directors, officers, agents, employees and personal representatives.

10.15. Review of Agreement; Voluntarily Entering Into Agreement. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.

10.16. Imaged Documents, Counterparts. Any document generated by the Parties with respect to this Agreement, including this Agreement, may be imaged and stored electronically (“Imaged Documents”).  Imaged Documents may be introduced as evidence in any proceeding as if such were original business records and no Party shall contest the admissibility of Imaged Documents as evidence in any proceeding.  This Agreement may be executed in counterparts, whether by facsimile, portable document format or otherwise, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

-Signature Page Follows-

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement as of the date first set forth above.

PEDEVCO CORP.
RED HAWK PETROLEUM, LLC

By: /s/ Michael L. Peterson
        Michael L. Peterson, President

DOME ENERGY AB
DOME ENERGY, INC.
VISTATEX ENERGY LLC

By: /s/ Paul Morch
       Paul Morch, CEO

EXHIBIT A

Reconveyance Assignment

Recording requested by, and
when recorded return to:

Red Hawk Petroleum, LLC
4125 Blackhawk Plaza Circle, Suite 201
Danville, California 94506
Attention:  Clark R. Moore

ASSIGNMENT

THIS ASSIGNMENT (this “Assignment”), dated effective as of November 18, 2015, at 12:02 a.m., Mountain Time (the “Effective Time”), is from DOME ENERGY AB, a Swedish corporation, whose address is 6363 Woodway Drive, Suite 1025, Houston, Texas 77057 (“Assignor”), to RED HAWK PETROLEUM, LLC, a Nevada limited liability company, whose address is 4125 Blackhawk Plaza Circle, Suite 201A, Danville, California 94506 (“Assignee”). Assignor and Assignee shall be referred to herein, individually, as a “Party,” and collectively, as the “Parties.”

Recitals

A. The Parties executed and delivered that certain Assignment dated effective November 18, 2015, at 12:01 a.m. Mountain Time (the “Prior Assignment”). The Prior Assignment was recorded in the real property records of Weld County, Colorado at Reception Number 4162892.

B. The Parties desire for this Assignment to reconvey to Red Hawk Petroleum, LLC all of the interests of Dome Energy AB arising under the Prior Assignment, in accordance with the terms and conditions hereof.

Assignment

IN CONSIDERATION OF TEN DOLLARS ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign, transfer and convey unto Assignee all of Assignor’s right, title and interest in and to the following (collectively, the “Interests”):

(a) the oil and gas wells (individually, a “Well”, and collectively, the “Wells”) described in Exhibit A;

(b) the drilling and spacing unit or units in which each Well is located;

(c) all oil, gas, condensate and other hydrocarbons produced from each Well (the “Production”);

(d) all personal property, fixtures, and equipment that is used in drilling, deepening, completing, operating and/or producing each Well, including but not limited to, flowlines, casing, tubing, wellheads, pumping units, tanks, treaters, separators, compressors, valves, meters, dehydrators and other similar property (collectively, the “Equipment”);

(e) all agreements and other documents necessary to own and operate each Well, including any farmout agreements, unitization agreements, communization agreements, unit operating agreements, pooling agreements, unit declarations, gas sales or purchase contracts, processing agreements, transportation agreements, operating agreements, as well as pooling, spacing or proration orders of appropriate regulatory agencies, and other contractual, statutory, or regulatory rights affecting or governing the operation of or Assignor’s right to receive production from each Well (collectively, the “Contracts”); and

(f) the oil and gas leases described in Exhibit A (the “Leases”).

TO HAVE AND TO HOLD the Interests unto Assignee, and Assignee’s successors and assigns, subject to the following:

Assignee does hereby agree to assume, bear and perform all the duties, obligations and liabilities arising in connection with or related to the Interests, both before and after the Effective Time.

EXCEPT AS SET FORTH HEREIN, THIS ASSIGNMENT IS EXECUTED WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, AT COMMON LAW OR OTHERWISE. THE INTERESTS ARE BEING CONVEYED “AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT RECOURSE.” EACH PARTY HEREBY EXPRESSLY DISCLAIMS, WAIVES AND RELEASES ANY AND ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY, AT COMMON LAW OR OTHERWISE. ANY AND ALL COVENANTS OR WARRANTIES IMPLIED BY STATUTE OR LAW BY THE USE OF WORDS OF GRANT ARE HEREBY EXPRESSLY WAIVED, DISCLAIMED AND RELEASED BY THE PARTIES. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE DISCLAIMERS CONTAINED IN THIS ASSIGNMENT ARE “CONSPICUOUS” FOR THE PURPOSES OF SUCH APPLICABLE LAW.

ASSIGNOR HEREBY WARRANTS AND AGREES TO DEFEND TITLE TO THE INTERESTS AGAINST ALL LIENS, CLAIMS AND ENCUMBRANCES ARISING BY, THROUGH OR UNDER ASSIGNOR, BUT NOT OTHERWISE.

This Assignment is subject to that certain Settlement Agreement dated effective as of March 29, 2016, among the Parties, PEDEVCO Corp., a Texas corporation, VistaTex Energy, LLC, and Dome Energy, Inc., a Texas corporation (the “Settlement Agreement”). None of the provisions of the Settlement Agreement shall be deemed to have merged with this Assignment, and nothing in this Assignment shall operate to limit, release or impair any of either Party’s respective rights in the Settlement Agreement.  In the event of a conflict between the terms and conditions of this Assignment and the Settlement Agreement, the terms and conditions of the Settlement Agreement shall control and govern the point in conflict.

The exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes, as if set forth in full herein. References in such exhibits to instruments on file in the public records are hereby incorporated by reference herein for all purposes. The references in this Assignment or in the exhibits hereto to liens, encumbrances, agreements and other burdens shall not be deemed to recognize or create any rights in third parties. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee, and their respective successors and assigns. The Parties shall use their reasonable efforts in good faith to execute all documents and take all other action reasonably necessary to consummate the transactions contemplated by this Assignment. This Assignment shall be governed by and construed in accordance with the law of the State of Colorado, without regard to any conflicts of laws principles that would cause the application of law from another jurisdiction. This Assignment may be executed in one or more counterparts. Each counterpart shall be deemed to be an original. All of the counterparts taken together shall constitute one assignment.

[signature and acknowledgement pages follow]

EXECUTED by the Parties to be effective for all purposes as of the Effective Time.

Red Hawk Petroleum, LLC By: __________________________ Name: ________________________ Title: _________________________
Dome Energy AB By: __________________________ Name: ________________________ Title: _________________________

ACKNOWLEDGMENTS

STATE OF __________          §
                      §
COUNTY OF ________          §

This instrument was acknowledged before me this ____ day of February 2016, by Clark R. Moore, known to me to be the EVP of Red Hawk Petroleum, LLC, a Nevada limited liability company, who affirmed that the foregoing instrument was signed on behalf of the company and that the execution of this instrument was the free act and deed of the company.

________________________________________
Notary Public in and for the State of __________

Commission Expires:

STATE OF __________          §
                      §
COUNTY OF ________          §

This instrument was acknowledged before me this ____ day of February 2016, by _______________, known to me to be the _______________ of DOME ENERGY AB, a Swedish corporation, who affirmed that the foregoing instrument was signed on behalf of the company and that the execution of this instrument was the free act and deed of the corporation.

________________________________________
Notary Public in and for the State of __________

Commission Expires:

EXHIBIT B

Letter in Lieu

March __, 2016

Bonanza Creek Energy, Inc.
Attn:  Division Orders
410 17th Street
Suite 1400
Denver, CO 80202

Re:           Wells Operated by Bonanza Creek Energy, Inc. Set Forth on Exhibit A
 Weld County, Colorado
 Letter-in-Lieu of Transfer Order

Ladies and Gentlemen:

Red Hawk Petroleum, LLC, a Nevada limited liability company (Owner #RV9791) (“Red Hawk”) and Dome Energy AB, a Swedish corporation (“Dome Energy”) executed an Assignment (the “Assignment”), attached as Exhibit B hereto, wherein Dome Energy assigned to Red Hawk one hundred percent (100%) of its right, title and interest in certain oil and gas wells (the “Interests”) described in the Assignment.

This Assignment reconveys in full the Interests previously conveyed by Red Hawk to Dome Energy via that certain assignment (the “Prior Assignment”) previously delivered to Bonanza Creek Energy, Inc. (“Bonanza Creek”) by Dome Energy and Red Hawk with that certain Letter in Lieu on or about December 7, 2015, and included herewith for reference as Exhibit C (the “Prior Letter in Lieu”).  The effect of the new Assignment provided as Exhibit B hereto is to void ab initio the Prior Assignment and return the Interests in full to Red Hawk.  Accordingly, no revenues should be distributed to Dome Energy whatsoever with respect to the Interests.

Bonanza Creek is currently disbursing proceeds from the production produced from the Interests pursuant to certain division orders, transfer orders or other agreements. This letter is provided by Red Hawk and Dome Energy as an agreement in lieu of having separate division orders or transfer orders prepared and executed for the Interests.

PAYMENT INSTRUCTIONS:  Effective retroactively to the November 18, 2015 “Effective Time” of the Assignment, and until further notice, Red Hawk and Dome Energy hereby authorize and instruct Bonanza Creek to pay Red Hawk one hundred percent (100%) of the amounts that become due to the interests described herein for any products produced or sold from the Interests. Such payments should be made to Red Hawk at the following address:

If via check delivery:                                                                                     If via wire transfer:
Valentina Babichev
Accounting/Office Manager
Red Hawk Petroleum, LLC
4125 Blackhawk Plaza Circle, Suite 201
Danville, CA 94506

It is the intent of Red Hawk and Dome Energy that there be no suspension of or interruption in payments made by Bonanza Creek with respect to the Interests.  Red Hawk and Dome Energy have made a preliminary settlement regarding proceeds paid from the effective date of the Assignment through the date hereof.

CONSIDERATION: In consideration for Bonanza Creek accepting this letter-in-lieu of transfer order, Red Hawk hereby ratifies, confirms, adopts and agrees to be bound by all previous sales contracts, division orders and transfer orders heretofore executed by Red Hawk or Dome Energy, insofar as the same cover and relate to the Interests.

INDEMNITY: Red Hawk hereby agrees to indemnify Bonanza Creek against any and all claims, demands, suits, causes of action, losses, damages and costs (including reasonable attorneys’ fees and costs of litigation) occurring as a result of Bonanza Creek remitting funds in the manner specified herein.

To provide Red Hawk with a record evidencing Bonanza Creek’s acceptance of this letter, please sign two (2) copies of this letter in the space provided below and return one (1) fully executed original to Red Hawk.

[Signature Page Follows]

If you have any questions regarding the Interests or other matters set forth herein, or if for any reason Bonanza Creek is unable to comply with the request set forth in this letter, please contact DeAnne G. Shepard at Red Hawk Petroleum, LLC, 1416 Campbell Road Bldg. B, Suite 206, Houston, Texas 77055, Phone: (855) 805-0805 Ext 16, Email: DShepard@PacificEnergyDevelopment.com.

DOME ENERGY AB a Swedish corporation	RED HAWK PETROLEUM, LLC a Nevada limited liability company

By:	By:
Name: Paul Morch	Name: Clark R. Moore
Title: President and CEO	Title: Executive Vice President

ACCEPTED this ____ day of
__________________ 2016,
and the undersigned has changed
 its records effective as
of ________________________2016.

BONANZA CREEK ENERGY, INC.

By:
Name:
Title:

EXHIBIT A
Wells

EXHIBIT B
Recorded Assignment
Dome Energy AB to Red Hawk Petroleum, LLC

EXHIBIT C
Prior Letter in Lieu

EXHIBIT C

Escrow Release

ESCROW RELEASE INSTRUCTIONS

Lepera + Associates, PC
601 Montgomery Street, Suite 665
San Francisco, CA 94111
Attn:  Joseph A. Lepera, Esq.

Mr. Lepera:

The undersigned parties to that certain Escrow Agreement, dated November 19, 2015 (the “Escrow Agreement”), entered into by and among PEDEVCO Corp., a Texas corporation (“Assignor”), Dome Energy AB, a Swedish corporation (“Assignee”), and Lepera + Associates, PC, a California professional corporation (“Escrow Agent”), hereby authorize and instruct the Escrow Agent to promptly disburse an aggregate of $250,000 from the Escrow Agent’s trust account to the Assignor from the funds previously deposited into such trust account by the Assignee.

ASSIGNOR:

PEDEVCO CORP.

___________________________
Clark R. Moore
Executive Vice President and General Counsel

ASSIGNEE:

DOME ENERGY AB

___________________________
Paul Morch
President and CEO